Exhibit 10.51

INSIDE INFORMATION AND SECURITIES TRADING POLICY

[The following is excerpted from Manhattan Associates’ “Global Ethics and Compliance Manual,” published internally and on its corporate website www.manh.com]

From time to time, you may have access to “material” nonpublic (or “inside”) information, defined below, relating to the Company. Until it is released to the public, material information must be kept confidential and must not be used for personal gain. Using material nonpublic information for personal gain or releasing that information to others who may use it for personal gain, is a fraud against the Company and members of the investing public. These actions violate U.S. law and this Policy. Given the significant liabilities that may be incurred for violations of the laws governing improper use or disclosure of material nonpublic information, the Company has a vital interest in ensuring that material information about its business and affairs is disclosed in the proper way and at the proper time and that trading in its securities occurs in a fair and honest manner. This Policy supplements, but does not supersede or otherwise modify, the provisions of other standard procedures and agreements intended to protect confidential information and materials. If you have a question about this Policy, including whether information might be considered material and nonpublic, please contact the Chief Legal Officer or the Chief Financial Officer.

Material Nonpublic Information Defined

Information relating to the Company or its affairs, or, if applicable, another company, generally is considered “material” if release of the information would be likely to affect the market price of the Company’s stock or other securities (such as stock options or bonds) or the securities of another company, or if a reasonable investor likely would consider the information important in deciding whether to buy, sell, or hold those securities. Examples of material information may include the Company’s earnings estimates, completion of the Company’s development of a new and promising product, settlement of a major lawsuit, a new “buy” recommendation relating to our stock by a stock analyst, or our signing a significant new license deal with a customer. It does not matter whether the information is favorable or unfavorable to the Company.

Material information about the Company is nonpublic until it has been released to the public by the Company through appropriate, authorized channels, such as through a press release or a statement from one of the Company’s officers who is authorized to make that statement and enough time – normally 24 hours – has elapsed to permit the investment market to evaluate the information. The information also may become public because of the appropriate release of that information by a third party (e.g., a stock analyst releases their “buy” rating on the Company). It is not sufficient for material information to have become known to just a few members of the public if it has not otherwise been made available in a manner designed to reach investors generally.

Protection and Use of Material Nonpublic Information

The Company has established the following rules with respect to the protection and use of all material nonpublic information, unless specific exceptions are made:

FILENAME \* MERGEFORMAT Insider Trading Policy 2024.01.31

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Except as otherwise designated by the Company’s Chief Executive Officer, the Company’s Senior Director Corporate Marketing is the sole contact for media seeking information about the Company. Any requests from the media must be referred to the Senior Director Corporate Marketing. They will deal directly with the media and make appropriate arrangements. The Senior Director Corporate Marketing or their designee must approve any articles, press releases, or other public communications on behalf of or pertaining to the Company prior to publication.
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You must not share or distribute material nonpublic information within the Company except as reasonably necessary or appropriate for you or your colleagues at the Company to fulfill your or their job responsibilities for the Company.
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You must not buy or sell, or advise anyone else to buy or sell, any stock or other securities of the Company at any time when you are in possession of material nonpublic information concerning the Company. If you have access to material nonpublic information concerning the Company, you are prohibited from buying or selling, or otherwise transacting in, any securities until at least 24 hours after the material information has been released to the public by the Company or otherwise becomes generally known by or available to the public. Note that an exercise of a Company-issued option to purchase Company stock is not considered a prohibited transaction for this purpose (although the sale of shares of stock obtained through such an exercise is considered a sale for purposes of the “insider” trading prohibitions).

If you are considering transacting in the Company’s securities and you have a concern that information in your possession may prohibit you from lawfully transacting in those securities, or if you otherwise are concerned about the propriety of the transaction, then we encourage you to discuss the possible transaction and your concerns with the Chief Legal Officer.

Because of your employment or other relationship with the Company, you may have access to material nonpublic information pertaining to other companies. You must not trade or advise others to trade in the securities of those other companies while in possession of that information.

Additional Prohibited and Restricted Transactions

Because of the substantial risk of a conflict of interest, you are prohibited from engaging in “short sales” of the Company’s securities, which are sales of Company securities that you presently do not own with the intention of purchasing shares of the Company at a later time to cover those sales. Similarly, you are prohibited from engaging in hedging or monetization transactions with respect to Company securities, such as purchasing or selling puts or call options, prepaid variable forward contracts, equity swaps, collars, exchange funds, or other similar transactions that misalign your interests with the interests of our public shareholders.

Restrictions on Transactions by Board Members and Senior Personnel

Members of the Company’s Board of Directors and “Senior Personnel” are subject to special prohibitions on trading in Company securities. Senior Personnel include Senior Director-level employees and above, Director-level employees in Sales, Finance, and Marketing, employees in the Company’s Legal Department, and other employees who may be designated and notified from time to time.

For Board members and Senior Personnel (together, “Covered Persons”), trading in Company securities is prohibited during the periods beginning at the close of the market on the 15th day of the last month of each fiscal quarter and ending 24 hours after the Company releases to the public its results of operations for that fiscal quarter. During those “quarterly blackout” periods, Covered Persons generally possess or are presumed to possess material nonpublic information about the Company’s financial results.

In addition to quarterly blackout periods, the Company may impose special blackout periods from time to time in response to specific instances of material nonpublic information regarding the Company (such as merger negotiations, acquisitions, or dispositions). If the Company imposes a special blackout period, the Company will notify affected persons who will be prohibited from trading Company securities while the material nonpublic information remains pending.

Board Members, “executive officers” (as defined in SEC rule 17 CFR 240.3b-7), and other officers at or above the Senior Vice President level are prohibited from engaging in “significant pledging” of Company stock. Whether a proposed level of pledged Company stock is significant will be determined by the Company’s Chief Legal Officer on a case-by-case basis, as part of the “pre-clearing” requirements discussed below, by considering the aggregate pledged shares in terms of common shares outstanding or market value or trading volume and other pertinent factors.

Covered Persons may only trade Company securities during “trading windows,” which are periods when no blackout period is in effect. The ability to trade Company securities during a trading window remains subject to the prohibition on trading while in possession of material nonpublic information concerning the Company. Because Board Members, “executive officers,” and employees at or above the Senior Vice President level are in general more likely to possess material nonpublic information concerning the Company on occasion, they must “pre-clear” their proposed transactions in the Company’s securities, including any proposed pledging of securities, with the Company’s Chief Legal Officer. From time to time, the Chief Legal Officer may designate additional employees subject to the “pre-clearing” requirement.